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                                                                      EXHIBIT 11


_________, 1999



Smith Barney Muni Funds
 Georgia Portfolio
388 Greenwich Street
New York, New York  10013

Ladies and Gentlemen:

We have acted as counsel to the Georgia Portfolio (the "Georgia Portfolio"), a series of Smith Barney Muni Funds, a Massachusetts business trust ("Muni Funds"), in connection with the proposed acquisition by the Georgia Portfolio of all or substantially all of the assets and stated liabilities of Alterman Investment Fund, Inc. ("Alterman"), a Delaware corporation, in exchange for shares of beneficial interest of the Georgia Portfolio (the "Shares"), pursuant to an Agreement and Plan of Reorganization, dated as of ________, 1999, executed by Muni Funds, on behalf of the Georgia Portfolio, and by Alterman (the "Plan").

We have examined Muni Funds' Registration Statement on Form N-14 substantially in the form in which it is to become effective (the "Registration Statement"), Muni Funds' Declaration of Trust and Bylaws, and the Plan.

We have also examined and relied upon other documents and certificates with respect to factual matters as we have deemed necessary to render the opinions expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have further assumed that the Plan constitutes the legal, valid and binding obligation of Alterman, enforceable against Alterman in accordance with its terms.

We are members of the bar of the State of New York and do not purport to be experts on, or to express any opinion herein, concerning any law, other than the laws of the State of New York and the federal laws of the United States of America. Anything in this opinion to the contrary notwithstanding, we render or imply no opinion with respect to compliance with any applicable securities or anti-fraud statutes, rules, regulations or other similar laws of any state (including The
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Commonwealth of Massachusetts) or the United States of America. In rendering the opinions herein, we assume that there will be no material changes in the facts and conditions on which we base such opinions between the date hereof and the time of issuance of Shares pursuant to the Plan.

Based upon the foregoing, we are of the opinion that:

     (a) Muni Funds is duly organized and validly existing under the laws of The Commonwealth of Massachusetts;

     (b) The Shares of the Georgia Portfolio to be issued as contemplated in the Plan have been duly authorized, and, subject to the receipt by the Georgia Portfolio of consideration equal to the net asset value thereof (but in no event less than the par value thereof), when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable Shares of the Georgia Portfolio under the laws of The Commonwealth of Massachusetts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Prospectus/Proxy Statement included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of Muni Funds on behalf of the Georgia Portfolio or any distributor or dealer in connection with the registration or qualification of the Georgia Portfolio or the Shares under the securities laws of any state or other jurisdiction.

This opinion is furnished by us as counsel to the Georgia Portfolio, is solely for the benefit of Muni Funds and its Trustees and its officers in connection with the above described acquisition of assets and may not be relied upon for any other purpose or by any other person.

Very truly yours,